Exhibit 10.1

NOTIFICATION OF CHANGE

TO

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THIS NOTIFICATION OF CHANGE TO EXECUTIVE DEFERRED COMPENSATION AGREEMENT (this “Notification”) is made as of the 31st day of December, 2013, to be effective for the Plan Year beginning January 1, 2014 and subsequent Plan Years, upon the discretion of the Board of Directors of Peoples State Bank pursuant to Section 3.1.3 of the Executive Deferred Compensation Agreement between Peoples State Bank of Wausau, Wisconsin (the “Bank”) and                (the “Executive”).  All terms used herein which are not otherwise defined have the same meaning as in the Peoples State Bank Executive Deferred Compensation Agreement with the Executive, as amended and restated effective December 31, 2007 (the “Agreement”).

WHEREAS, the Bank entered into the Agreement to encourage the Executive to remain an employee of the Bank; and

WHEREAS, the Bank reserved the right to change the amount or calculation of Interest on the Deferral Account balance under Section 3.1.3 thereof; and

WHEREAS, the Bank now desires to notify the Executive of this change to the Agreement.

NOW, THEREFORE, the calculation of interest on the Deferral Account balance is changed as follows, effective as of the date set forth above.

1.

Section 3.1.3.  The second sentence of Section 3.1.3, namely, “The minimum rate of Interest credited under the first sentence of this Section 3.1.3 shall be five percent (5%), and the maximum rate of Interest shall be fifteen percent (15%).” is deleted in its entirety.

2.

Full Force and Effect.  Except for changes as specifically noted herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties below acknowledge receipt of this Notification as of the date first set forth above.

EXECUTIVE:

PEOPLES STATE BANK:

_______________________________

By:

______________________________

Donna Staples

Senior Vice-President

Director of Human Resources